Exhibit (a)(5)(G)
FORM OF LETTER FROM PASCAL RIALLAND TO SAP FRANCE S.A. CUSTOMERS
Note: The following document is an English language translation of a French document.
Subject: SAP AG intends to acquire Business Objects S.A
October 25, 2007
Dear Customer,
I am very pleased to announce that SAP AG intends to acquire Business Objects S.A, a market leader in business intelligence software. Let me take this opportunity to share our long-term plans for this acquisition and highlight some of the benefits you can expect.
SAP’s primary objectives are to expand and improve the overall portfolio and services in our core enterprise application software business as well as our offering for the small and midsize enterprise segment. We recognize the growing need for analysis in your organization to support all parts of your business around the world quickly and efficiently.
With our planned acquisition of Business Objects, we will be able to offer a winning combination of business intelligence solutions, functionality for Corporate Performance Management and Governance Risk and Compliance and embedded analytics. The solutions will address decision support, business processes enriched by analytics applications, on demand reporting, and innovative business user offerings to help turn your organization into a performance driven enterprise.
Product excellence has always been one of the cornerstones of SAP’s company culture and it underpins all our efforts to maintain your confidence in our systems and in our ability to continuously provide innovative offerings. Responding appropriately to market drivers is a requirement for continuing this tradition of excellence. Even as we plan to bring additional value to you through this acquisition, I would like to assure you we remain deeply committed to providing stable long-term IT security and protection for your investment in SAP’s current solution portfolio.
We are still several steps away from closing this transaction. SAP has filed a draft tender offer prospectus in France and will file separate tender offer documents in the United States. SAP is in the process of making the necessary filings with the relevant agencies in relation thereto. We expect the closure of the transaction within Q1 2008.

Additional information regarding specific product, go-to-market and other details will be provided after the transaction has been closed.
Warm regards,
Pascal Rialland
Chief Executive Officer
SAP France S.A. and North Africa
Additional Information
The tender offer for the shares, the convertible bonds and the warrants of Business Objects has not yet commenced. This letter is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Business Objects securities. The solicitation and the offer to buy shares of Business Objects, the convertible bonds and the warrants will be made only pursuant to an offer to purchase and related materials filed by SAP France with the Autorité des marchés financiers (AMF) on a Note d’Information and with the Securities and Exchange Commission (SEC) on Schedule TO. A Note en Réponse is filed by Business Objects with the AMF and a solicitation/recommendation statement on Schedule 14D-9 is filed by Business Objects with the SEC with respect to the tender offer.
Business Objects stockholders and other investors should read these documents carefully because they contain important information, including the terms and conditions of the tender offer. Investors may obtain copies of these documents on the AMF’s website (amf-france.org) or, as the case may be, on the SEC website (SEC website at www.sec.gov), in both cases without charge. Materials filed by SAP may be obtained for free at SAP’s web site, www.sap.com. Materials filed by Business Objects may be obtained for free at Business Objects’ web site, www.businessobjects.com.
Please also note that the tender offer is being made to the public exclusively in France and in the United States.
Generally, the distribution of any document relating to the tender offer and participation in the tender offer may be subject to legal restrictions outside France and the United-States. It will not be directed at persons who are directly or indirectly subject to such restrictions. Non-compliance with the legal restrictions may constitute a breach of the laws and regulations applicable to stock exchange transactions in one of these countries.